HomeStreet, Inc. Reports First Quarter 2018 Results

Key highlights and developments for first quarter 2018:

•
Loans held for investment grew to $4.78 billion, an increase of $250.9 million, or 6%, from $4.53 billion at December 31, 2017, and an increase of $794.4 million, or 20%, from $3.99 billion at March 31, 2017

•	Deposits increased to $5.05 billion, up 6% from December 31, 2017 and 10% from March 31, 2017

•	The ratio of non-performing assets to total assets fell to 0.16%, the lowest level since 2006

•	Three de novo retail deposit branches opened during the quarter

•	Mortgage Banking segment results were adversely impacted by reduced gain-on-sale margins, lower origination volumes, and lower servicing income

•	A cost reduction initiative executed in April 2018 is expected to result in $12.4 million of planned personnel and other annualized cost savings

SEATTLE – April 23, 2018 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $5.9 million, or $0.22 per diluted share for the first quarter of 2018, compared with net income of $34.9 million, or $1.29 per diluted share for the fourth quarter of 2017, and $9.0 million, or $0.33 per diluted share for first quarter of 2017. Net income for the fourth quarter of 2017 included a one-time, non-cash tax benefit of $23.3 million, or $0.86 per share. Core net income(1) for the first quarter of 2018, was $5.6 million, or $0.21 per diluted share, compared with core net income(1) of $11.5 million, or $0.42 per diluted share, for the fourth quarter of 2017, and $9.0 million, or $0.33 per diluted share, for the first quarter of 2017.
In response to the ongoing challenges in our Mortgage Banking Segment and reduced expectations for growth, in April we took steps to improve our cost structure and efficiency. These steps include reductions in headcount and other non-personnel costs in the Commercial and Consumer Banking and the Mortgage Banking business units as well as corporate support functions. These actions resulted in a headcount reduction of 86 FTE and a decrease in non-personnel related expenses, which we expect will result in an annualized reduction of planned pre-tax expense of $12.4 million.

(1) For notes on non-GAAP financial measures see page 23.

“The first quarter of 2018 was one of meeting challenges,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “The limited supply of new and resale housing has become acute and is beginning to be felt nationwide, the yield curve has flattened considerably to near historic lows, and the capital markets experienced periods of extreme volatility during the quarter. Nevertheless, we made significant progress on our strategic goals of growth and diversification with loans held for investment increasing by 6% during the quarter while asset quality continued to improve. Nonperforming assets decreased to 0.16% of total assets, representing the lowest absolute and relative levels of problem assets since 2006. We were also able to increase deposits by 6%, aided by a 4.3% increase in business deposits.”
“The results of our Mortgage Banking Segment continue to be adversely impacted by higher interest rates which have reduced demand for refinance mortgages, and the limited supply of new and resale housing in our markets has limited the volume of purchase mortgages. This lower volume of new and resale housing has increased price competition, putting downward pressure on our composite profit margin. Additionally, the flattening yield curve and increased convexity in our mortgage servicing portfolio have substantially reduced our mortgage servicing revenue.”
“In the face of these challenges, in April we implemented a company-wide cost reduction plan, reducing headcount and non-personnel related expenses. These actions were tailored to reduce costs meaningfully while maintaining safe and sound risk management and an ability to meet our strategic goals. Of the 86 FTE reductions, 37 were in the Mortgage Banking segment. We appreciate the service of those employees affected by these actions and believe the steps we have taken will be sufficient to address our current challenges. However, we remain focused on identifying additional ways to improve our cost structure and efficiency as we work through this part of the mortgage cycle and pursue the goals of our strategic plan.”

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 24, 2018 at 1:00 p.m. ET. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss 2018 first quarter results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10118479 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. ET.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10118479.

The information to be discussed in the conference call will be posted on the Company's web site after the market closes on Monday, April 23, 2018.
About HomeStreet
Now in its 98th year, HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, along with investment and insurance products, and originates residential and commercial mortgages and construction loans for borrowers located primarily in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site located at http://ir.homestreet.com.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Income statement data (for the period ended):
Net interest income	$48,460	$51,079	$50,840	$46,868	$45,651
Provision for credit losses	750	—	250	500	—
Noninterest income	60,831	72,801	83,884	81,008	74,461
Noninterest expense	100,769	106,838	114,697	111,244	106,874
Restructuring-related (recoveries) expenses (included in noninterest expense)	(291)	(260)	3,877	103	—
Acquisition-related (recoveries) expenses (included in noninterest expense)	(50)	72	353	177	—
Income before income taxes	7,772	17,042	19,777	16,132	13,238
Income tax expense (benefit)	1,906	(17,873)	5,938	4,923	4,255
Net income	$5,866	$34,915	$13,839	$11,209	$8,983
Basic income per common share	$0.22	$1.30	$0.51	$0.42	$0.33
Diluted income per common share	$0.22	$1.29	$0.51	$0.41	$0.33
Common shares outstanding	26,972,074	26,888,288	26,884,402	26,874,871	26,862,744

Core net income (1)	$5,597	$11,467	$16,588	$11,391	$8,983
Core diluted income per common share (1)	$0.21	$0.42	$0.61	$0.42	$0.33
Weighted average number of shares outstanding:
Basic	26,927,464	26,887,611	26,883,392	26,866,230	26,821,396
Diluted	27,159,000	27,136,977	27,089,040	27,084,608	27,057,449
Shareholders' equity per share	$25.99	$26.20	$24.98	$24.40	$23.86
Tangible book value per share (1)	$24.90	$25.09	$23.86	$23.30	$22.73

Financial position (at period end):
Loans held for investment, net	4,758,261	4,506,466	4,313,225	4,156,424	3,957,959
Total assets	6,924,056	6,742,041	6,796,346	6,586,557	6,401,143
Deposits	5,048,996	4,760,952	4,670,486	4,747,771	4,595,809
Shareholders’ equity	$700,963	$704,380	$671,469	$655,841	$640,919

Other data:
Full-time equivalent employees (ending)	2,384	2,419	2,463	2,542	2,581

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2018		Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Financial performance:
Return on average shareholders’ equity(2)	3.27%		19.90%	8.10%	6.71%	5.53%
Return on average shareholders’ equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(1)	3.12%		6.54%	9.71%	6.82%	5.53%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (1)	3.25%		6.83%	10.15%	7.14%	5.81%
Return on average assets	0.35%		2.03%	0.83%	0.70%	0.57%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(1)	0.33%		0.67%	0.99%	0.71%	0.57%
Net interest margin (3)	3.25%		3.33%	3.40%	3.29%	3.23%
Efficiency ratio (4)	92.20%		86.24%	85.13%	86.99%	88.98%
Core efficiency ratio (1)(5)	92.51%		86.39%	82.00%	86.77%	88.98%
Asset quality:
Allowance for loan losses/total loans(6)	0.81%		0.83%	0.85%	0.86%	0.87%
Allowance for loan losses/nonaccrual loans	359.32%		251.63%	245.02%	233.50%	185.99%
Nonaccrual loans/total loans	0.23%		0.33%	0.35%	0.37%	0.47%
Nonperforming assets/total assets	0.16%		0.23%	0.28%	0.30%	0.38%

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.55%	(7)	9.67%	9.86%	10.13%	9.98%
Tier 1 common equity risk-based capital (to risk-weighted assets)	12.26%	(7)	13.22%	12.88%	13.23%	13.25%
Tier 1 risk-based capital (to risk-weighted assets)	12.26%	(7)	13.22%	12.88%	13.23%	13.25%
Total risk-based capital (to risk-weighted assets)	13.05%	(7)	14.02%	13.65%	14.01%	14.02%
Risk-weighted assets	$5,098,995	(7)	$4,915,576	$5,014,437	$4,814,330	$4,680,840
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.02%	(7)	9.12%	9.33%	9.55%	9.45%
Tier 1 common equity risk-based capital (to risk-weighted assets)	9.14%	(7)	9.86%	9.77%	10.01%	9.96%
Tier 1 risk-based capital (to risk-weighted assets)	10.16%	(7)	10.92%	10.81%	11.10%	11.07%
Total risk-based capital (to risk-weighted assets)	10.85%	(7)	11.61%	11.48%	11.79%	11.74%
Risk-weighted assets	$5,846,622	(7)	$5,628,733	$5,678,249	$5,434,895	$5,331,674

(1)
Core net income; core diluted income per common share; tangible book value per share of common stock; core efficiency ratio; and return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each including income tax reform-related items, restructuring related items and acquisition-related items, are non-GAAP financial measures. For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for restructuring-related and acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.87%, 0.90%, 0.93%, 0.95% and 0.97% at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

(7)	Regulatory capital ratios at March 31, 2018 are preliminary.

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operations

	Quarter Ended
(in thousands, except share data)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017		June 30, 2017	Mar. 31, 2017

Interest income:
Loans	$55,936	$58,112	$56,547		$51,198	$49,506
Investment securities	5,559	5,438	5,264		5,419	5,632
Other	179	136	170		125	136
	61,674	63,686	61,981		56,742	55,274
Interest expense:
Deposits	7,788	6,402	6,020		5,867	5,623
Federal Home Loan Bank advances	3,636	4,415	3,405		2,368	2,401
Federal funds purchased and securities sold under agreements to repurchase	32	—	—		5	—
Long-term debt	1,584	1,554	1,520		1,514	1,479
Other	174	236	196		120	120
	13,214	12,607	11,141		9,874	9,623
Net interest income	48,460	51,079	50,840		46,868	45,651
Provision for credit losses	750	—	250		500	—
Net interest income after provision for credit losses	47,710	51,079	50,590		46,368	45,651
Noninterest income:
Net gain on loan origination and sale activities	48,319	58,677	71,010		65,908	60,281
Loan servicing income	7,574	9,099	8,282		8,764	9,239
(Loss) income from WMS Series LLC	(11)	(159)	166		406	185
Depositor and other retail banking fees	1,945	1,915	1,839		1,811	1,656
Insurance agency commissions	543	472	535		501	396
Gain (loss) on sale of investment securities available for sale	222	(399)	331		551	6
Other	2,239	3,196	1,721		3,067	2,698
	60,831	72,801	83,884		81,008	74,461
Noninterest expense:
Salaries and related costs	66,691	70,798	75,374		76,390	71,308
General and administrative	14,584	15,889	16,147		15,872	17,128
Amortization of core deposit intangibles	406	233	470		493	514
Legal	730	748	352		150	160
Consulting	877	724	914		771	1,058
Federal Deposit Insurance Corporation assessments	929	967	791		697	824
Occupancy	8,180	8,788	12,391	(1)	8,880	8,209
Information services	8,465	8,563	8,760		8,172	7,648
Net (benefit) cost from operation and sale of other real estate owned	(93)	128	(502)		(181)	25
	100,769	106,838	114,697		111,244	106,874
Income before income taxes	7,772	17,042	19,777		16,132	13,238
Income tax expense (benefit)	1,906	(17,873)	5,938		4,923	4,255
NET INCOME	$5,866	$34,915	$13,839		$11,209	$8,983

Basic income per share	$0.22	$1.30	$0.51		$0.42	$0.33
Diluted income per share	$0.22	$1.29	$0.51		$0.41	$0.33
Basic weighted average number of shares outstanding	26,927,464	26,887,611	26,883,392		26,866,230	26,821,396
Diluted weighted average number of shares outstanding	27,159,000	27,136,977	27,089,040		27,084,608	27,057,449

(1)	Includes approximately $3 million of a pretax charge related to the Mortgage Banking restructuring activity that occurred in the third quarter of 2017.

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Assets:
Cash and cash equivalents	$66,289	$72,718	$55,050	$54,447	$61,492
Investment securities	915,483	904,304	919,459	936,522	1,185,654
Loans held for sale	500,533	610,902	851,126	784,556	537,959
Loans held for investment, net	4,758,261	4,506,466	4,313,225	4,156,424	3,957,959
Mortgage servicing rights	320,105	284,653	268,072	258,222	257,421
Other real estate owned	297	664	3,704	4,597	5,646
Federal Home Loan Bank stock, at cost	41,923	46,639	52,486	41,769	41,656
Premises and equipment, net	104,508	104,654	104,389	101,797	97,349
Goodwill	22,564	22,564	22,564	22,175	22,175
Other assets	194,093	188,477	206,271	226,048	233,832
Total assets	$6,924,056	$6,742,041	$6,796,346	$6,586,557	$6,401,143
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$5,048,996	$4,760,952	$4,670,486	$4,747,771	$4,595,809
Federal Home Loan Bank advances	851,657	979,201	1,135,245	867,290	862,335
Accounts payable and other liabilities	172,119	172,234	193,866	190,421	176,891
Federal funds purchased and securities sold under agreements to repurchase	25,000	—	—	—	—
Long-term debt	125,321	125,274	125,280	125,234	125,189
Total liabilities	6,223,093	6,037,661	6,124,877	5,930,716	5,760,224
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	339,902	339,009	338,283	337,515	336,875
Retained earnings	377,848	371,982	337,067	323,228	312,019
Accumulated other comprehensive loss	(17,298)	(7,122)	(4,392)	(5,413)	(8,486)
Total shareholders’ equity	700,963	704,380	671,469	655,841	640,919
Total liabilities and shareholders’ equity	$6,924,056	$6,742,041	$6,796,346	$6,586,557	$6,401,143

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended March 31,			Quarter Ended December 31,			Quarter Ended March 31,
	2018			2017			2017
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$79,026	$179	0.92%	$74,697	$136	0.72%	$91,220	$136	0.60%
Investment securities	915,562	6,086	2.65%	929,995	6,459	2.78%	1,153,248	6,598	2.29%
Loans held for sale	456,862	4,653	4.10%	835,131	8,473	4.05%	623,056	6,087	3.91%
Loans held for investment	4,641,980	51,458	4.47%	4,429,777	49,925	4.47%	3,914,537	43,486	4.45%
Total interest-earning assets	6,093,430	62,376	4.12%	6,269,600	64,993	4.12%	5,782,061	56,307	3.90%
Noninterest-earning assets (2)	656,823			618,512			561,957
Total assets	$6,750,253			$6,888,112			$6,344,018
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$441,363	$440	0.40%	$474,804	$484	0.40%	$450,598	$477	0.43%
Savings accounts	293,108	230	0.31%	300,203	246	0.33%	304,315	252	0.33%
Money market accounts	1,860,678	3,448	0.74%	1,586,999	2,332	0.58%	1,589,696	2,211	0.56%
Certificate accounts	1,239,042	3,844	1.24%	1,219,905	3,544	1.15%	1,151,581	2,801	0.98%
Total interest-bearing deposits	3,834,191	7,962	0.83%	3,581,911	6,606	0.73%	3,496,190	5,741	0.66%
Federal Home Loan Bank advances	858,451	3,636	1.70%	1,264,893	4,416	1.38%	975,914	2,401	0.99%
Federal funds purchased and securities sold under agreements to repurchase	7,333	32	1.76%	8,828	30	1.37%	978	2	0.85%
Long-term debt	125,290	1,584	5.07%	125,294	1,554	4.92%	125,161	1,479	4.75%
Total interest-bearing liabilities	4,825,265	13,214	1.10%	4,980,926	12,606	1.00%	4,598,243	9,623	0.84%
Noninterest-bearing liabilities	1,207,246			1,205,337			1,096,336
Total liabilities	6,032,511			6,186,263			5,694,579
Shareholders’ equity	717,742			701,849			649,439
Total liabilities and shareholders’ equity	$6,750,253			$6,888,112			$6,344,018
Net interest income (3)		$49,162			$52,387			$46,684
Net interest spread			3.02%			3.12%			3.06%
Impact of noninterest-bearing sources			0.23%			0.21%			0.17%
Net interest margin			3.25%			3.33%			3.23%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $702 thousand, $1.3 million and $1.0 million for the quarters ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively. The estimated federal statutory tax rate was 21%, 35% and 35%, respectively, for the periods presented.

Consolidated Results of Operations
Net Income
Our net income was lower when compared to net income in the fourth quarter of 2017 primarily because we recognized a one-time non-cash tax benefit of $23.3 million in the fourth quarter from the revaluation of our net deferred tax liability position at December 31, 2017 at the new, lower federal corporate income tax rate of 21% from the Tax Cuts and Jobs Act legislation (the "Tax Reform Act") signed into law in December 2017; and to a lesser extent due to lower gain on loan origination and sale activities and servicing income in our mortgage banking segment in the first quarter of 2018. The decrease in net income from the first quarter of 2017 was primarily due to lower gain on loan origination and sale activities and servicing income in our mortgage banking segment. As a result of weakness in our mortgage banking segment, and our focus on improving efficiency in our banking operations, we implemented a cost reduction plan early in the second quarter of 2018 which included a net reduction of 86 FTE in company-wide headcount and which we expect will result in an annualized reduction in planned pre-tax expense of $12.4 million.
Core Net Income
The decrease in core net income(1) from the fourth quarter of 2017 was primarily the result of lower core net income(1) in the Mortgage Banking segment primarily due to lower gain on loan origination and sale activities, lower mortgage servicing income, and by lower gain on loan origination and sale activities in our Commercial and Consumer Banking segment which was driven by seasonally lower multifamily and CRE loan sales volume.
Net Interest Income
The decrease in net interest income from the fourth quarter of 2017 was primarily due to lower average earning asset balances and higher interest bearing liabilities on a lower net interest margin. The increase in net interest income from the first quarter of 2017 was primarily due to growth in average interest-earning assets and higher net interest margin in our Commercial and Consumer Banking segment.

Our net interest margin, on a tax equivalent basis, decreased eight basis points to 3.25% compared with 3.33% in the fourth quarter of 2017 and increased two basis points from 3.23% in the first quarter of 2017. The decrease from the fourth quarter of 2017 was primarily due to changes in the composition and cost of interest bearing liabilities, primarily our FHLB borrowings, which increased more than the yield on interest-earning assets. The increase from the first quarter of 2017 was primarily due to the yield on interest-earning assets, which increased more rapidly than our cost of interest and non-interest bearing liabilities.
Total average interest-earning assets in the first quarter of 2018 decreased from the fourth quarter of 2017 primarily due to decreases in loans held for sale relating to the timing of loan originations and sales in the quarter. Total average interest-earning assets increased 5.4% from the first quarter of 2017 due to overall organic loan growth.
Provision for Credit Losses

The increase in the provision for credit losses from the fourth quarter of 2017 and the first quarter of 2017 was due to higher net loan portfolio growth and lower net recoveries during the quarter.

(1) For notes on non-GAAP financial measures see page 23.

Noninterest Income
The decreases in noninterest income from the fourth quarter of 2017 and first quarter of 2017 were primarily due to decreases of $10.4 million and $12.0 million, respectively, in gain on loan origination and sale activities in our Mortgage Banking segment. To a lesser extent, these decreases were also attributable to reduced gain on loan origination and sale activities in our Commercial and Consumer Banking segment, as the volume of loan sales in this segment were lower than prior quarters included in the comparison.
Noninterest Expense
The decreases in noninterest expense compared to both the fourth quarter of 2017 and first quarter of 2017, were primarily due to decreased commissions on lower closed loan volume in our Mortgage Banking segment. The decrease from the first quarter of 2017 was also attributable to cost savings associated with headcount and non-personnel costs in our Mortgage Banking segment implemented in the second and third quarters of 2017.
Other
As of March 31, 2018, we had 2,384 full-time equivalent employees, a 1% net decrease from 2,419 employees as of December 31, 2017, and an 8% net decrease from 2,581 employees as of March 31, 2017. The decrease in employees compared to March 31, 2017 was primarily due to the third quarter 2017 reduction in our workforce related to cost reductions in our Mortgage Banking segment. At March 31, 2018, we had 62 total retail deposit branches, 45 primary stand-alone home loan centers and six primary commercial loan centers.
Income Taxes
Our effective income tax rate of 24.5% for the first quarter of 2018 differs from the Federal statutory rate of 21.0% primarily due to the impact from a discrete item related to prior period state net operating losses.

Business Segments
Commercial and Consumer Banking Segment

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Net interest income	$45,447	$45,876	$45,314	$42,448	$40,904
Provision for credit losses	750	—	250	500	—
Noninterest income	7,096	12,697	11,962	8,276	9,425
Noninterest expense	38,271	38,716	37,160	36,631	36,470
Income before income taxes	13,522	19,857	19,866	13,593	13,859
Income tax expense	3,316	10,496	5,904	4,147	4,567
Net income	$10,206	$9,361	$13,962	$9,446	$9,292

Net income, excluding income tax reform-related expense and acquisition-related expenses (net of tax)(1)	$10,167	$13,568	$14,191	$9,561	$9,292
Efficiency ratio (2)	72.84%	66.10%	64.88%	72.22%	72.46%
Core efficiency ratio (1)(3)	72.93%	65.98%	64.26%	71.87%	72.46%
Full-time equivalent employees (ending)	1,077	1,068	1,071	1,055	1,022

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$21,744	$115,419	$109,994	$58,343	$57,552
SBA	$3,230	$7,351	$18,734	$6,126	$6,798
Loans sold
Multifamily DUS ® (4)	$32,976	$132,848	$102,075	$35,312	$76,849
SBA	$3,692	$4,356	$11,318	$3,532	$7,635
CRE Non-DUS (5)	$—	$180,810	$114,175	$21,163	$5,551	(6)

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$1,146	$4,425	$4,152	$1,273	$3,360
SBA	301	465	1,056	316	602
CRE Non-DUS® (5)	—	2,446	1,789	143	—
	$1,447	$7,336	$6,997	$1,732	$3,962

(1)
Commercial and Consumer Banking segment net income, excluding tax reform-related expense and acquisition-related items and core efficiency ratios, excluding acquisition-related items, are non-GAAP financial measures The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of the Company's financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Loans originated as Held for Investment.

(6)	Balance represents termination of participation agreement.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Net Income
Commercial and Consumer Banking segment net income increased in the first quarter of 2018 compared to the first quarter of 2017 primarily due to the reduction in our effective tax rate and an increase in net interest income from higher average balances of interest-earning assets. This was partially offset by a decrease in net gain on loan origination and sale activities and increases in noninterest expense.
Core Net Income
Commercial and Consumer Banking segment net income, excluding tax reform-related expense and acquisition-related expense, net of tax, decreased from the fourth quarter of 2017 primarily due to a decrease in gain on loan origination and sale activities related to a seasonal decline in the volume of Multifamily DUS, CRE Non-DUS loans and SBA loans sold.
Provision for Credit Losses
The increase in the provision for credit losses from the fourth quarter of 2017 and the first quarter of 2017 was primarily due to higher loan growth and lower net recoveries in the quarter.
Noninterest Expense
Noninterest expense in this segment decreased from the fourth quarter of 2017 despite the opening of three new de novo retail deposits branches in the fourth quarter of 2017 as a result of other actions taken to reduce operating costs including a reduction in marketing costs, temporary personnel and information services. The increase in noninterest expense in the first quarter of 2018 from the first quarter of 2017 was primarily due to higher salary costs from the continued growth of personnel in both our commercial real estate and commercial business lending units and our expanding branch banking network.

Five Quarter Investment Securities

(in thousands, except for duration data)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Available for sale:
Mortgage-backed securities:
Residential	$121,356	$130,090	$152,362	$150,935	$174,060
Commercial	31,406	23,694	20,214	23,381	29,476
Municipal bonds	374,640	388,452	369,278	372,729	619,934
Collateralized mortgage obligations:
Residential	169,371	160,424	184,936	184,695	182,037
Commercial	97,727	98,569	86,817	76,230	69,144
Corporate debt securities	21,761	24,737	28,731	30,218	51,075
U.S. Treasury Securities	10,489	10,652	10,750	10,740	10,663
Agency Debentures	9,450	9,650	9,763	35,338	—
Total available for sale	$836,200	$846,268	$862,851	$884,266	$1,136,389
Held to maturity	79,283	58,036	56,608	52,256	49,265
	$915,483	$904,304	$919,459	$936,522	$1,185,654

Weighted average duration in years - available for sale	6.0	5.7	4.9	4.6	3.6

The increase in the weighted average duration in years of the available for sale securities portfolio compared to March 31, 2017 was primarily attributable to the sale of shorter term investments during the second and third quarter of 2017.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loans Held for Investment

(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Consumer loans
Single family (1)	$1,444,193	$1,381,366	$1,269,484	$1,148,229	$1,100,215
Home equity and other	470,273	453,489	436,755	414,506	380,869
Total consumer	1,914,466	1,834,855	1,706,239	1,562,735	1,481,084
Commercial real estate loans
Non-owner occupied commercial real estate	633,719	622,782	651,048	617,382	599,590
Multifamily	811,892	728,037	747,171	780,602	748,333
Construction/land development	739,248	687,631	653,132	648,672	611,150
Total commercial real estate	2,184,859	2,038,450	2,051,351	2,046,656	1,959,073
Commercial and industrial loans
Owner occupied commercial real estate	393,845	391,613	335,373	324,740	323,262
Commercial business	287,367	264,709	245,859	248,908	222,761
Total commercial and industrial loans	681,212	656,322	581,232	573,648	546,023
Total loans before allowance, net deferred loan fees and costs	4,780,537	4,529,627	4,338,822	4,183,039	3,986,180
Net deferred loan fees and costs	16,814	14,686	11,458	9,521	6,514
	4,797,351	4,544,313	4,350,280	4,192,560	3,992,694
Allowance for loan losses	(39,090)	(37,847)	(37,055)	(36,136)	(34,735)
	$4,758,261	$4,506,466	$4,313,225	$4,156,424	$3,957,959

(1)
Includes $5.3 million, $5.5 million, $5.5 million, $5.1 million and $19.0 million of single family loans that are carried at fair value at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

Loans Held for Investment
During the quarter, new commitments included $216.4 million of consumer loans, $35.7 million of non-owner occupied commercial real estate loans, $88.7 million of multifamily permanent loans, $47.8 million of commercial business loans and $302.4 million of construction loans. New commitments for construction loans include $185.6 million in residential construction, $58.8 million in single family custom home construction and $58.1 million in multifamily construction.

Five Quarter Loan Roll-forward

(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Loans - beginning balance	$4,529,627	$4,338,822	$4,183,039	$3,986,180	$3,849,451
Originations	417,451	478,535	515,351	508,263	355,684
Purchases and advances	236,851	339,314	196,275	228,753	186,178
Payoffs, paydowns, sales and other	(403,340)	(626,791)	(555,611)	(540,019)	(404,385)
Charge-offs and transfers to OREO	(52)	(253)	(232)	(138)	(748)
Loans - ending balance	$4,780,537	$4,529,627	$4,338,822	$4,183,039	$3,986,180

Net change - loans outstanding	$250,910	$190,805	$155,783	$196,859	$136,729

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Beginning balance	$39,116	$38,195	$37,470	$36,042	$35,264
Provision for credit losses	750	—	250	500	—
Recoveries, net of (charge-offs)	580	921	475	928	778
Ending balance	$40,446	$39,116	$38,195	$37,470	$36,042
Components:
Allowance for loan losses	$39,090	$37,847	$37,055	$36,136	$34,735
Allowance for unfunded commitments	1,356	1,269	1,140	1,334	1,307
Allowance for credit losses	$40,446	$39,116	$38,195	$37,470	$36,042

Allowance as a % of loans held for investment(1) (2)	0.81%	0.83%	0.85%	0.86%	0.87%
Allowance as a % of nonaccrual loans	359.32%	251.63%	245.02%	233.50%	185.99%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.87%, 0.90%, 0.93%, 0.95% and 0.97% at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

Five Quarter Nonperforming Assets

(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Nonaccrual loans(1)	$10,879	$15,041	$15,123	$15,476	$18,676
Other real estate owned	297	664	3,704	4,597	5,646
Total nonperforming assets(2)	$11,176	$15,705	$18,827	$20,073	$24,322
Nonaccrual loans as a % of total loans	0.23%	0.33%	0.35%	0.37%	0.47%
Nonperforming assets as a % of total assets	0.16%	0.23%	0.28%	0.30%	0.38%

(1)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(2)
Includes $1.7 million, $1.9 million, $1.4 million, $732 thousand and $750 thousand of nonperforming loans guaranteed by the SBA at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Beginning balance	$15,705	$18,827	$20,073	$24,322	$25,785
Additions	698	1,425	2,231	1,009	5,481
Reductions:
Gross charge-offs	(47)	(234)	(18)	(103)	(45)
OREO sales	(367)	(3,014)	(860)	(1,162)	(622)
OREO writedowns and other adjustments	—	(26)	(33)	—	—
Principal paydowns, payoff advances, equity adjustments	(891)	(406)	(2,045)	(1,541)	(3,759)
Transferred back to accrual status	(3,922)	(867)	(521)	(2,452)	(2,518)
Total reductions	(5,227)	(4,547)	(3,477)	(5,258)	(6,944)
Net reductions	(4,529)	(3,122)	(1,246)	(4,249)	(1,463)
Ending balance(1)	$11,176	$15,705	$18,827	$20,073	$24,322

(1)
Includes $1.7 million, $1.9 million, $1.4 million, $732 thousand and $750 thousand of nonperforming loans guaranteed by the SBA at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017, respectively.

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

March 31, 2018
Total loans held for investment	$13,200	$7,778	$49,612	$70,590	$4,709,947	$4,780,537
Less: FHA/VA loans(1)	11,615	7,750	38,734	58,099	68,197	126,296
Less: guaranteed portion of SBA loans(2)	—	—	1,732	1,732	6,351	8,083
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,585	$28	$9,146	$10,759	$4,635,399	$4,646,158
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	—%	0.20%	0.23%	99.77%	100.00%

December 31, 2017
Total loans held for investment	$12,261	$4,457	$52,212	$68,930	$4,460,697	$4,529,627
Less: FHA/VA loans(1)	9,431	4,267	37,171	50,869	65,586	116,455
Less: guaranteed portion of SBA loans(2)	—	—	1,856	1,856	6,136	7,992
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,830	$190	$13,185	$16,205	$4,388,975	$4,405,180
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	—%	0.30%	0.37%	99.63%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Asset Quality
Total non-performing assets decreased at March 31, 2018 compared to December 31, 2017 primarily due to the upgrade of a portfolio of loans to one single family residence of $3.2 million. Delinquent loans of $70.6 million, or 1.48% of total loans at March 31, 2018, increased from $68.9 million, or 1.52% of total loans at December 31, 2017. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $10.8 million, or 0.23% of total non-guaranteed loans at March 31, 2018, compared to $16.2 million, or 0.37% of total non-guaranteed loans at December 31, 2017.
The allowance for loan losses was $39.1 million at March 31, 2018 compared to $37.8 million at December 31, 2017 and $34.7 million at March 31, 2017. The allowance for loan losses as a percentage of loans held for investment was 0.81%, 0.83% and 0.87% at March 31, 2018, December 31, 2017 and March 31, 2017, respectively. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 0.87% at March 31, 2018, compared with 0.90% at December 31, 2017 and 0.97% at March 31, 2017. Net recoveries in the first quarter of 2018 totaled $580 thousand, compared with net recoveries of $921 thousand in the fourth quarter of 2017 and $778 thousand in the first quarter of 2017.

Commercial Loans Serviced for Others

(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Commercial
Multifamily DUS ®	$1,323,937	$1,311,399	$1,213,459	$1,135,722	$1,140,414
Other	81,436	79,797	78,674	75,336	73,832
Total commercial loans serviced for others	$1,405,373	$1,391,196	$1,292,133	$1,211,058	$1,214,246

Commercial Loan Servicing Income

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Servicing income, net:
Servicing fees and other	$1,957	$2,081	$1,690	$1,652	$1,840
Amortization of capitalized MSRs	(1,049)	(1,429)	(811)	(761)	(931)
Commercial loan servicing income	$908	$652	$879	$891	$909

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Beginning balance	$26,093	$23,966	$21,600	$21,424	$19,747
Originations	934	3,193	3,177	937	2,608
Amortization	(985)	(1,066)	(811)	(761)	(931)
Ending balance	$26,042	$26,093	$23,966	$21,600	$21,424
Ratio of MSR carrying value to related loans serviced for others	1.95%	1.97%	1.96%	1.89%	1.86%
MSR servicing fee multiple (1)	4.05	4.12	4.02	3.95	3.94
Weighted-average note rate (loans serviced for others)	4.34%	4.36%	4.41%	4.42%	4.45%
Weighted-average servicing fee (loans serviced for others)	0.48%	0.48%	0.49%	0.48%	0.47%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

Five Quarter Deposits

(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$595,549	$579,504	$587,994	$572,734	$581,101
Interest-bearing transaction and savings deposits:
NOW accounts	480,620	461,349	528,679	541,592	514,271
Statement savings accounts due on demand	295,096	293,858	308,217	311,202	310,813
Money market accounts due on demand	1,926,153	1,834,154	1,563,921	1,587,741	1,579,957
Total interest-bearing transaction and savings deposits	2,701,869	2,589,361	2,400,817	2,440,535	2,405,041
Total transaction and savings deposits	3,297,418	3,168,865	2,988,811	3,013,269	2,986,142
Certificates of deposit	1,319,842	1,190,689	1,182,244	1,291,935	1,211,507
Noninterest-bearing accounts - other	431,736	401,398	499,431	442,567	398,160
Total deposits	$5,048,996	$4,760,952	$4,670,486	$4,747,771	$4,595,809

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	11.8%	12.2%	12.6%	12.1%	12.6%
Interest-bearing transaction and savings deposits:
NOW accounts	9.5	9.7	11.3	11.4	11.2
Statement savings accounts, due on demand	5.8	6.2	6.6	6.6	6.8
Money market accounts, due on demand	38.1	38.5	33.5	33.4	34.4
Total interest-bearing transaction and savings deposits	53.4	54.4	51.4	51.4	52.4
Total transaction and savings deposits	65.2	66.6	64.0	63.5	65.0
Certificates of deposit	26.1	25.0	25.3	27.2	26.4
Noninterest-bearing accounts - other	8.7	8.4	10.7	9.3	8.6
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Deposits
The increases in deposits from December 31, 2017 and March 31, 2017 were driven primarily by increases in business money market deposits. The increase from March 31, 2017 also included deposits from the acquisition of a branch in El Cajon, California in the third quarter of 2017.

Mortgage Banking Segment

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Net interest income	$3,012	$5,203	$5,526	$4,420	$4,747
Noninterest income	53,735	60,104	71,922	72,732	65,036
Noninterest expense	62,497	68,122	77,537	74,613	70,404
(Loss) income before income taxes	(5,750)	(2,815)	(89)	2,539	(621)
Income tax (benefit) expense	(1,410)	(28,369)	34	776	(312)
Net (loss) income	$(4,340)	$25,554	$(123)	$1,763	$(309)

Net (loss) income, excluding income tax reform-related benefit and restructuring-related expenses (1)	$(4,570)	$(2,101)	$2,397	$1,830	$(309)

Efficiency ratio (2)	110.13%	104.31%	100.11%	96.71%	100.89%
Core efficiency ratio (1)(3)	110.65%	104.71%	95.11%	96.58%	100.89%
Full-time equivalent employees (ending)	1,307	1,351	1,392	1,487	1,558

(1)
Mortgage Banking segment net income (loss) and core efficiency ratio, excluding tax reform- related benefits, and restructuring-related items, are non-GAAP financial measures. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of the Company's financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding tax reform-related benefits and restructuring related charges.
Net income (loss)
Earnings for our first quarter of 2018 were lower when compared to the fourth quarter of 2017, primarily due to the recognition in the fourth quarter of 2017 of a one-time $27.5 million tax benefit related to the Tax Reform Act, and to a lesser extent to lower gain on loan origination and sale activities and lower mortgage loan servicing income. The earnings decrease in the first quarter of 2018 compared to the first quarter of 2017 was primarily due to lower gain on loan origination and sale activities from lower rate locks and lower mortgage loan servicing income, partially offset by lower salary and related costs associated with headcount reductions from our second and third quarter 2017 restructuring events, and also due to decreased commissions, salary and related costs on lower closed loan volumes.
Core net income (loss)
The decrease in earnings, excluding tax reform-related benefit items and restructuring-related items, of $2.5 million in the first quarter of 2018 compared to the fourth quarter of 2017 was primarily due to lower gain on loan origination and sale activities and lower mortgage loan servicing income, partially offset by decreased commissions, salary and related costs on lower closed loan volumes.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)
Noninterest Expense
Mortgage Banking segment noninterest expense decreased from both the fourth quarter of 2017 and first quarter of 2017 primarily due to decreased commissions, salary and related costs on lower closed loan volume in the first quarter of 2018. The decrease from the first quarter of 2017 also relates to lower salary and related costs associated with our headcount reductions from our second and third quarter 2017 restructuring activities.

Mortgage Banking Secondary Market Activity

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Production volumes for sale to the secondary market:
Single family mortgage interest rate lock commitments	$1,571,975	$1,534,783	$1,872,645	$1,950,427	$1,622,622
Single family mortgage closed loan volume (1)(2)	1,452,398	1,887,290	2,034,715	2,011,127	1,621,053
Single family mortgage loans sold(2)	1,550,724	2,004,583	1,956,129	$1,808,500	$1,739,737
Gain on loan origination and sale activities:(3)
Single family:
Servicing value and secondary market gains(4)	$41,427	$44,479	$56,657	$57,353	$50,538
Loan origination fees	5,445	6,862	7,356	6,823	5,781
Total mortgage banking gain on loan origination and sale activities(3)	$46,872	$51,341	$64,013	$64,176	$56,319

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(5)	264	290	303	294	312
Loan origination fees / retail mortgage originations(6)	40	39	39	37	37
Composite Margin	304	329	342	331	349

(1)
Includes loans originated by WMS Series LLC and purchased by HomeStreet and brokered loans where HomeStreet receives fee income but does not fund the loan on its balance sheet or sell it to the secondary market.

(2)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

(3)	Excludes inter-segment activities.

(4)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(5)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(6)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.
Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments, net of estimated fallout, decreased from the first quarter of 2017 primarily reflecting the impact of a decreased supply of available housing in our markets, which limited our ability to originate purchase mortgages and increased competition in the mortgage industry as well as the impact of higher mortgage interest rates, which reduced the volume of refinance activity in the first quarter of 2018.
Our composite profit margin decreased from both the fourth quarter of 2017 and first quarter of 2017 primarily due to competitive market pressures.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Servicing income, net:
Servicing fees and other	$16,494	$15,475	$14,790	$14,325	$14,339
Changes in fair value of single family MSRs due to amortization (1)	(8,870)	(8,855)	(9,167)	(8,909)	(8,520)
	7,624	6,620	5,623	5,416	5,819
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	30,019	4,155	(1,027)	(6,417)	2,132
Net (loss) gain from derivatives economically hedging MSR	(30,977)	(2,328)	2,807	8,874	379
	(958)	1,827	1,780	2,457	2,511
Mortgage Banking servicing income	$6,666	$8,447	$7,403	$7,873	$8,330

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Single family
U.S. government and agency	$22,715,153	$22,123,710	$21,378,395	$20,574,300	$19,760,612
Other	504,423	507,437	513,858	530,308	542,557
Total single family loans serviced for others	$23,219,576	$22,631,147	$21,892,253	$21,104,608	$20,303,169

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Beginning balance	$258,560	$244,106	$236,621	$235,997	$226,113
Additions and amortization:
Originations	14,353	19,154	17,679	15,748	15,918
Purchases	—	—	—	211	354
Changes due to amortization (1)	(8,870)	(8,855)	(9,167)	(8,909)	(8,520)
Net additions and amortization	5,483	10,299	8,512	7,050	7,752
Changes in fair value due to changes in model inputs and/or assumptions (2)	30,019	4,155	(1,027)	(6,426)	2,132
Ending balance	$294,062	$258,560	$244,106	$236,621	$235,997
Ratio of MSR carrying value to related loans serviced for others	1.27%	1.14%	1.12%	1.12%	1.16%
MSR servicing fee multiple (3)	4.49	4.05	3.96	3.97	4.11
Weighted-average note rate (loans serviced for others)	4.01%	4.00%	3.99%	3.98%	3.96%
Weighted-average servicing fee (loans serviced for others)	0.28%	0.28%	0.28%	0.28%	0.28%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.
Loan Servicing
The decreases in mortgage banking servicing income from the fourth quarter of 2017 and the first quarter of 2017 were primarily due to lower risk management results, partially offset by higher servicing fees. The flattening yield curve and increased negative convexity in our mortgage servicing portfolio have substantially reduced risk management results. The higher servicing fees relate to higher average balances of loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share; core efficiency ratios; net income (loss), excluding income tax reform-related items and acquisition-related items, net of tax, for our Commercial and Consumer Banking Segment and our Mortgage Banking Segment; return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items, net of tax, and acquisition-related items, net of tax; tangible book value per share; and average tangible shareholders’ equity. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We have disclosed core net income; core diluted income per common share; noninterest expense, excluding income tax reform-related items, restructuring-related items, net of tax, acquisition-related items, net of tax; net income, excluding income tax reform-related items and acquisition-related items, net of tax, for our Commercial and Consumer Banking Segment; and net income (loss), excluding tax reform-related items, restructuring-related items, net of tax, for our Mortgage Banking Segment to provide comparisons of quarter-to-date fiscal 2018 information to the corresponding periods of fiscal 2017, excluding the impact of the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses. We also have presented core efficiency ratios, which eliminate costs incurred in connection with these acquisitions. We refer to all of the above measurements as “Core” measurements. We have also presented return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, net of tax. We believe all of these measures are useful to investors who are seeking to exclude the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our merger with Orange County Business Bank on February 1, 2016, with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016, two retail deposit branches in Southern California on November 11, 2016 and one retail deposit branch in Southern California on September 15, 2017. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain restructuring-related expenses, as well as acquisition-related revenues and expenses, that may not be indicative of our expected recurring results of operations.

Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts.

We also have disclosed tangible book value per share of common stock and return on average tangible shareholders’ equity which are non-GAAP financial measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

Below we present a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Shareholders' equity	$700,963	$704,380	$671,469	$655,841	$640,919
Less: Goodwill and other intangibles	(29,254)	(29,661)	(29,893)	(29,783)	(30,275)
Tangible shareholders' equity (1)	$671,709	$674,719	$641,576	$626,058	$610,644

Common shares outstanding	26,972,074	26,888,288	26,884,402	26,874,871	26,862,744

Shareholders' equity per share	$25.99	$26.20	$24.98	$24.40	$23.86
Impact of goodwill and other intangibles	(1.09)	(1.11)	(1.12)	(1.10)	(1.13)
Tangible book value per share (2)	$24.90	$25.09	$23.86	$23.30	$22.73

Average shareholders' equity	$717,742	$701,849	$683,186	$668,377	$649,439
Less: Average goodwill and other intangibles	(29,500)	(29,898)	(29,722)	(30,104)	(30,611)
Average tangible shareholders' equity	$688,242	$671,951	$653,464	$638,273	$618,828

Return on average shareholders’ equity	3.27%	19.90%	8.10%	6.71%	5.53%
Impact of goodwill and other intangibles	0.14%	0.88%	0.37%	0.31%	0.28%
Return on average tangible shareholders' equity (2)	3.41%	20.78%	8.47%	7.02%	5.81%

Return on average shareholders' equity	3.27%	19.90%	8.10%	6.71%	5.53%
Impact of tax reform-related benefit	—%	(13.29)%	—%	—%	—%
Impact of restructuring-related expenses (net of tax)	(0.13)%	(0.10)%	1.49%	0.04%	—%
Impact of acquisition-related expenses (net of tax)	(0.02)%	0.03%	0.12%	0.07%	—%
Return on average shareholders' equity, excluding tax reform-related, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	3.12%	6.54%	9.71%	6.82%	5.53%

Return on average assets	0.35%	2.03%	0.83%	0.70%	0.57%
Impact of tax reform-related benefit	—%	(1.35)%	—%	—%	—%
Impact of restructuring-related expenses (net of tax)	(0.01)%	(0.01)%	0.15%	—%	—%
Impact of acquisition-related expenses (net of tax)	(0.01)%	—%	0.01%	0.01%	—%
Return on average assets, excluding tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.33%	0.67%	0.99%	0.71%	0.57%

(1)
Tangible shareholders’ equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders’ equity. Tangible    shareholders’ equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders’ equity.

(2)
Tangible book value is calculated by dividing tangible shareholders’ equity by the number of common shares outstanding. The return on average tangible shareholders’ equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders’ equity.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Consolidated results:
Net income	$5,866	$34,915	$13,839	$11,209	$8,983
Impact of income tax reform-related benefit	—	(23,326)	—	—	—
Impact of restructuring-related (recoveries) expenses, net of tax	(230)	(169)	2,520	67	—
Impact of acquisition-related (recoveries) expenses, net of tax	(39)	47	229	115	—
Core net income	$5,597	$11,467	$16,588	$11,391	$8,983

Net interest income	$48,460	$51,079	$50,840	$46,868	$45,651

Noninterest income	60,831	72,801	83,884	81,008	74,461

Noninterest expense	$100,769	$106,838	$114,697	$111,244	$106,874
Impact of restructuring-related recoveries (expenses)	291	260	(3,877)	(103)	—
Impact of acquisition-related recoveries (expenses)	50	(72)	(353)	(177)	—
Noninterest expense, excluding restructuring and acquisition-related recoveries (expenses)	$101,110	$107,026	$110,467	$110,964	$106,874

Efficiency ratio	92.20%	86.24%	85.13%	86.99%	88.98%
Impact of restructuring-related expenses (recoveries)	0.26%	0.21%	(2.87)%	(0.08)%	—%
Impact of acquisition-related expenses (recoveries)	0.05%	(0.06)%	(0.26)%	(0.14)%	—%
Core efficiency ratio	92.51%	86.39%	82.00%	86.77%	88.98%

Diluted earnings per common share	$0.22	$1.29	$0.51	$0.41	$0.33
Impact of income tax reform-related benefit	—	(0.86)	—	—	—
Impact of restructuring-related (recoveries) expenses, net of tax	(0.01)	(0.01)	0.09	—	—
Impact of acquisition-related (recoveries) expenses, net of tax	—	—	0.01	0.01	—
Core diluted earnings per common share	$0.21	$0.42	$0.61	$0.42	$0.33

Return on average tangible shareholders' equity	3.41%	20.78%	8.47%	7.02%	5.81%
Impact of income tax reform-related benefit	—%	(13.89)%	—%	—%	—%
Impact of restructuring-related (recoveries) expenses, net of tax	(0.13)%	(0.10)%	1.54%	0.05%	—%
Impact of acquisition-related (recoveries) expenses, net of tax	(0.03)%	0.04%	0.14%	0.07%	—%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring, net of tax, and acquisition-related (recoveries) expenses, net of tax	3.25%	6.83%	10.15%	7.14%	5.81%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Commercial and Consumer Banking segment results:
Net income	$10,206	$9,361	$13,962	$9,446	$9,292
Impact of income tax reform-related tax expense	—	4,160	—	—	—
Impact of acquisition-related (recoveries) expenses, net of tax	(39)	47	229	115	—
Net income, excluding income tax reform-related expense and acquisition-related (recoveries) expenses, net of tax	$10,167	$13,568	$14,191	$9,561	$9,292
Net interest income	$45,447	$45,876	$45,314	$42,448	$40,904
Noninterest income	7,096	12,697	11,962	8,276	9,425
Noninterest expense	38,271	38,716	37,160	36,631	36,470
Impact of acquisition-related recoveries (expenses)	50	(72)	(353)	(177)	—
Noninterest expense, excluding acquisition-related (expenses) recoveries	$38,321	$38,644	$36,807	$36,454	$36,470

Efficiency ratio	72.84%	66.10%	64.88%	72.22%	72.46%
Impact of acquisition-related expenses (recoveries)	0.09%	(0.12)%	(0.62)%	(0.35)%	—%
Core efficiency ratio	72.93%	65.98%	64.26%	71.87%	72.46%

	Quarter Ended
(in thousands)	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017

Mortgage Banking segment results:
Net (loss) income	$(4,340)	$25,554	$(123)	$1,763	$(309)
Impact of income tax reform-related tax benefit	—	(27,486)	—	—	—
Impact of restructuring-related expenses (recoveries), net of tax	(230)	(169)	2,520	67	—
Net (loss) income, excluding income tax reform-related benefit and restructuring-related expenses (recoveries), net of tax	$(4,570)	$(2,101)	$2,397	$1,830	$(309)
Net interest income	3,012	5,203	5,526	4,420	4,747
Noninterest income	53,735	60,104	71,922	72,732	65,036
Noninterest expense	62,497	68,122	77,537	74,613	70,404
Impact of restructuring-related recoveries (expenses)	291	260	(3,877)	(103)	—
Noninterest expense, excluding restructuring-related (expenses) recoveries	$62,788	$68,382	$73,660	$74,510	$70,404
Efficiency ratio	110.13%	104.31%	100.11%	96.71%	100.89%
Impact of restructuring-related recoveries (expenses)	0.52%	0.40%	(5.00)%	(0.13)%	—%
Core efficiency ratio	110.65%	104.71%	95.11%	96.58%	100.89%

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry and our expectations about the future regarding recent and planned growth. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations, our ability to attract and retain key personnel; the uncertainty and potentially destabilizing impact on our employees and customers from the recent activity of shareholder activists; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices and the job market; the impact of natural disasters on housing availability; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2017 has been derived from our audited financial statements for the year then ended as included in our 2017 Form 10-K. All financial data should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2017 and the notes to such consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2017, as contained in the Company's Annual Report on Form 10-K for such fiscal year.